Exhibit 99.5

FATE THERAPEUTICS, INC.
3535 General Atomics Court, Suite 200
San Diego, CA 92121

November 21, 2016

Redmile Group, LLC
One Letterman Drive, Building D, Suite D3-300
San Francisco, CA 94129

Re: Board Observation Rights

Ladies and Gentlemen:

This letter will confirm our agreement with you in connection with your purchase of shares of common stock and Class A preferred stock of Fate Therapeutics, Inc. (the “Company”). In connection with the sale of the Company’s common stock and Class A preferred stock pursuant to the Securities Purchase Agreement of even date herewith among the Company, affiliates of and funds managed by Redmile Group, LLC (the “Investor”) and certain other purchasers (the “Purchase Agreement”), the Investor will be entitled to the following contractual rights, in addition to the other rights specifically provided to all stockholders.

1.       The Investor shall at all times have the right to appoint one observer, including any successor to the observer (the “Observer”), who is reasonably satisfactory to the Company’s Board of Directors (the “Board”), who the Company shall invite as a representative of the Investor, to attend all meetings of the Board, and if requested by the Investor, all committees thereof. The Observer shall attend such meetings in a nonvoting capacity, but the Company shall give such representative copies of all notices, minutes, consents and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Board reasonably determines in good faith, upon the advice of counsel, that such exclusion is necessary in order to (i) preserve the attorney-client or other legal privilege, (ii) comply with applicable laws or regulations or (iii) is reasonably expected to involve a conflict of interest with the Observer. In the event the Observer is excluded from a meeting of the Board, the Company shall inform the Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the Observer. The Observer may participate in discussions of matters brought to the Board of Directors.

2.       The Investor agrees, and the Observer and any other representative of the Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter, except to the Investor and its employees, managers, directors, officers, members, affiliates, consultants, attorneys, accountants, bankers and other advisers (including, without limitation, financial advisors), and agents who have a need to know such information for the purpose of monitoring Investor’s investment in the Company (the “Redmile Recipients”), all of whom shall keep such information confidential and shall use such information solely in order to assist Investor in monitoring its investment in the Company. The Observer and the Investor shall be required to execute a customary confidentiality agreement and shall comply with all applicable securities laws. Notwithstanding the foregoing, if the Observer or the Redmile Recipients are required or requested to make any disclosure required by law or regulation or by any order of a court of competent jurisdiction, save where giving notice to the Company is prohibited by law or regulation, it shall give the Company written notice of such requirement or request as soon as reasonably practicable and shall consult with and afford the Company a reasonable opportunity to contest the necessity of disclosing such information or seek an appropriate protective order, at the Company’s expense. If, in the absence of a protective order, the Observer or the Redmile Recipients are compelled to disclose such information, such party may disclose only that portion of the requested information which, on the written advice of such party’s counsel, such party is legally required to disclose; provided, that, if permitted by applicable law or regulation, such party shall give the Company written notice of the confidential information to be disclosed as far in advance of its disclosure as practicable and use commercially reasonable efforts, at the Company’s expense, to obtain assurances that confidential treatment will be accorded to such confidential information.

3.       The rights described in this letter are non-assignable and shall terminate upon the earlier to occur of (i) three years from the date of the Purchase Agreement or (ii) the date upon which the Investor’s total ownership (including its ownership of the Company’s Class A preferred stock on an as-converted to common stock basis) no longer exceeds 15% of the Company’s total shares of common stock on an as-converted basis. The confidentiality provisions of this letter will survive any such termination.

[Signature Page Follows]

Agreed to by Fate Therapeutics, Inc.

/s/ Scott Wolchko
Scott Wolchko
President and Chief Executive Officer

AGREED AND ACCEPTED:

Redmile Capital Fund, LP

By:	/s/ Jeremy Green
Jeremy Green
Managing Member of the General Partner and the Investment
Title	Manager

Redmile Capital Offshore Fund, Ltd.

By:	/s/ Jeremy Green
Jeremy Green
Title	Managing Member of the Investment Manager

Redmile Capital Offshore Fund II, Ltd.

By:	/s/ Jeremy Green
Jeremy Green
Title	Managing Member of the Investment Manager

Redmile Special Opportunities Fund, Ltd.

By:	/s/ Jeremy Green
Jeremy Green
Title	Managing Member of the Investment Manager

Redmile Capital Offshore Fund (ERISA), Ltd.

By:	/s/ Jeremy Green
Jeremy Green
Title	Managing Member of the Investment Manager

Redmile Biopharma Investments I, L.P.

By:	/s/ Jeremy Green
Jeremy Green
Managing Member of the General Partner and/or Management
Title	Company

P Redmile, Ltd.

By:	/s/ Jeremy Green
Jeremy Green
Managing Member of Redmile Group, LLC, Investment Adviser to
Title	P Redmile, Ltd.

LMA SPC for and o/b/o MAP20 Segregated Portfolio

By:	/s/ Jeremy Green
Jeremy Green
Managing Member of Redmile Group, LLC, Investment Adviser to
Title	LMA SPC for and o/b/o MAP20 Segregated Portfolio